PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated March 12, 2002)                 REGISTRATION NO.  333-31226



                                 [LOGO OMITTED]




                        1,000,000,000 Depositary Receipts
                           Broadband HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Broadband HOLDRS (SM) Trust.

         The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:

                                                                       Primary
                                                              Share    Trading
                   Name of Company             Ticker        Amounts    Market
------------------------------------------     ------       --------   -------
Agere Systems, Inc. Class A(1)                 AGR.A         .312604    NYSE
Agere Systems, Inc. Class B(1)                 AGR.B        7.672327    NYSE
Applied Micro Circuits Corporation              AMCC            2       NASDAQ
Broadcom Corporation                            BRCM            2       NASDAQ
Ciena Corporation                               CIEN            2       NASDAQ
Comverse Technology, Inc.                       CMVT            2       NASDAQ
Conexant Systems, Inc.                          CNXT            2       NASDAQ
Copper Mountain Network, Inc.                   CMTN            1       NASDAQ
Corning, Inc.                                   GLW             9        NYSE
JDS Uniphase Corporation                        JDSU          11.8      NASDAQ
Lucent Technologies, Inc.                        LU            29        NYSE
Motorola, Inc.                                  MOT            18        NYSE
Next Level Communications, Inc.                 NXTV            1       NASDAQ
Nortel Networks Corporation                      NT            28        NYSE
PMC-Sierra, Inc.                                PMCS            1       NASDAQ
Qualcomm Incorporated                           QCOM            8       NASDAQ
RF Micro Devices, Inc.                          RFMD            2       NASDAQ
Scientific-Atlanta, Inc.                        SFA             2        NYSE
Skyworks Solutions, Inc.(2)                     SWKS          .702      NASDAQ
Sycamore Networks, Inc.                         SCMR            3       NASDAQ
Tellabs, Inc.                                   TLAB            4       NASDAQ
Terayon Communications Systems, Inc.            TERN            2       NASDAQ

------------------
     (1) As a result of the spin-off of Agere Systems Inc. (Class A Common Stock) and Agere Systems Inc. (Class B Common Stock) from Lucent Technologies Inc., Agere Systems Inc. (Class A Common Stock) and Agere Systems Inc. (Class B Common Stock) will be included in Broadband HOLDRS. Effective June 6, 2002, 0.312604 shares of Agere Systems Inc. (Class A Common Stock) and 7.672327 shares of Agere Systems Inc. (Class B Common Stock) are included in each round-lot of 100 Broadband HOLDRS.

     (2) On June 26, 2002, Conexant Systems, Inc. completed its merger with Alpha Industries Inc., creating Skyworks Solutions, Inc. As a result of the merger, each share of Conexant Systems, Inc. received .351 shares of Skyworks Solutions, Inc., which will be added to Broadband HOLDRS. Effective July 1, 2002, the share amount of Skyworks Solutions, Inc. represented by a round-lot of 100 Broadband HOLDRS is .702.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

Recent Developments

         As of January 2, 2002, Standard & Poor's Corporation sector classifications are based upon the new Standard & Poor's Global Industry Classification Standard ("GICS") sectors. Standard & Poor's Corporation is an independent source of market information that, among other things, maintains the Global Industry Classification Standard, which classifies the securities of public companies into various sector classifications based upon GICS sectors, which are derived from its own criteria. The GICS classification standards were exclusively effective on January 2, 2002. There are 10 Standard & Poor's GICS sectors and each class of publicly traded securities of a company are given only one GICS sector.

         The securities included in the Broadband HOLDRS are currently represented in the Information Technology GICS sector. The Standard & Poor's GICS sector classifications of the securities included in the Broadband HOLDRS may change over time if the companies that issued these securities change their focus of operations or if Standard & Poor's alters the criteria it uses to determine GICS sectors, or both.

         As provided in the depositary trust agreement, in addition to the other reconstitution events described therein, if the underlying securities of an issuer cease to be outstanding as a result of a merger, consolidation, corporate combination or other event, the trustee will distribute the consideration paid by and received from the acquiring company to the beneficial owners of Broadband HOLDRS only if the distributed securities have a different Standard & Poor's GICS sector classification than any of the underlying securities represented in the Broadband HOLDRS at the time of the distribution or exchange or if the securities received are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System. In any other case, the additional securities received as consideration will be deposited into the Broadband HOLDRS trust.

         In addition, securities of a new company will be added to the Broadband HOLDRS, as a result of a distribution of securities by an underlying issuer, where a corporate event occurs, or where the securities of an underlying issuer are exchanged for the securities of another company, unless the securities received have a Standard & Poor's GICS sector classification that is different from the GICS sector classification of any other security then included in the Broadband HOLDRS or are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System.


            The date of this prospectus supplement is June 30, 2002.